Exhibit 99.1
Schrödinger Reports Third Quarter 2024 Financial Results

Schrödinger to Receive $150 Million Upfront for New Multi-Target Collaboration with Novartis

Third Quarter Total Revenue of $35.3 Million, Software Revenue of $31.9 Million

Updates 2024 Financial Guidance

New York, November 12, 2024 – Schrödinger, Inc. (Nasdaq: SDGR) today announced financial results for the third quarter of 2024 and provided a business update. In a separate press release issued earlier today, Schrödinger announced a multi-target research and licensing collaboration with Novartis. Under the terms of the agreement, Novartis will pay Schrödinger $150 million upfront, and Schrödinger will also be eligible to receive up to $2.3 billion in milestone payments. Schrödinger also announced an expanded three-year software agreement that substantially increases Novartis's access to Schrödinger’s computational predictive modeling technology and enterprise informatics platform.

“We have continued to make important advances across our business this year. Recent progress, including the collaboration with Novartis and milestones achieved by our co-founded companies underscore the strength of our business model,” said Ramy Farid, Ph.D., chief executive officer of Schrödinger. “While our third quarter software revenue was slightly below our expectations, we are excited about the opportunities we have in the fourth quarter to drive software growth through increasing utilization among our customers. Our proprietary pipeline is progressing, and we look forward to sharing the initial Phase 1 data from each of our three lead programs next year.”

Third Quarter 2024 Financial Results
•Total revenue for the third quarter was $35.3 million, compared to $42.6 million in the third quarter of 2023.
•Software revenue for the third quarter increased 10% to $31.9 million, compared to $28.9 million in the third quarter of 2023. The increase was due to the growing contribution of hosted licenses, partially offset by multi-year on-premise contracts signed in the third quarter of 2023.
•Drug discovery revenue was $3.4 million for the third quarter, compared to $13.7 million in the third quarter of 2023. The third quarter of 2023 included accelerated recognition of deferred revenue associated with programs no longer in the company’s collaborative portfolio.
•Software gross margin decreased to 73% for the third quarter, compared to 76% in the third quarter of 2023, reflecting lower profitability of revenue associated with the predictive toxicology initiative.
•Operating expenses were $86.2 million for the third quarter, compared to $79.8 million for the third quarter of 2023. The increase was primarily due to higher R&D expenses.
•Other income, which includes changes in fair value of equity investments and interest income, was $30.2 million for the third quarter, compared to other expense of $8.7 million for the third quarter of 2023, primarily reflecting changes in fair value of the company’s equity investments.
•Net loss for the third quarter was $38.1 million, compared to net loss of $62.0 million in the third quarter of 2023.
•At September 30, 2024, Schrödinger had cash, cash equivalents, restricted cash and marketable securities of $398.4 million, compared to $468.8 million at December 31, 2023.

	Three Months Ended
	September 30,
	2024	2023	% Change
	(in millions)
Total revenue	$35.3	$42.6	(17)%
Software revenue	31.9	28.9	10%
Drug discovery revenue	3.4	13.7	(75)%
Software gross margin	73%	76%
Operating expenses	$86.2	$79.8	7.9%
Other income (expense)	$30.2	$(8.7)	—
Net loss	$(38.1)	$(62.0)	—

For the three and nine months ended September 30, 2024, Schrödinger reported non-GAAP net losses of $63.7 million and $174.2 million, respectively, compared to non-GAAP net losses of $50.4 million and $134.8 million for the three and nine months ended September 30, 2023. A reconciliation of non-GAAP net loss to GAAP net (loss) income can be found in “Non-GAAP Information” and financial tables below.

2024 Financial Outlook
Today Schrödinger updated its 2024 full-year financial guidance. The company’s updated financial expectations for the fiscal year ending December 31, 2024, are as follows:
•Software revenue growth is now expected to range from 8% to 13%.
•Drug discovery revenue is now expected to range from $20 million to $30 million.
•Software gross margin is expected to be slightly lower than 2023 and in the range of 2022 based on the effect of the research grant from the Bill & Melinda Gates Foundation.
•Operating expense growth in 2024 is expected to range from 8% to 10%.
•Cash used for operating activities in 2024 is expected to be above cash used for operating activities in 2023, depending on the timing of cash received from collaborations.

“We have increased the lower end of our software revenue growth guidance for the year, reflecting our confidence in the opportunities to meet our growth goals and the continued enthusiasm for the deployment of computation in drug discovery across the industry,” stated Geoff Porges, MBBS, chief financial officer of Schrödinger. “Collaborations continue to be an important element of our business model, and we are pleased Novartis has recognized the value of our platform and the capabilities of our team with this agreement. This quarter we added $48 million to our cash balance as a result of Lilly’s acquisition of Morphic and expect to add even more capital from the payments associated with the collaboration announced today.”

Recent Highlights
Collaborators, Partners, and Co-Founded Companies
•Today Schrödinger announced a multi-target research and licensing collaboration and expanded software licensing agreement with Novartis. The collaboration agreement is intended to advance multiple development candidates into Novartis’s portfolio for further development and commercialization. Under the terms of the agreement, Novartis will pay Schrödinger $150 million upfront, and Schrödinger will also be eligible to receive up to $892 million in research, development and regulatory milestone payments. Additionally, Schrödinger is eligible for up to $1.38 billion in commercial milestones and tiered mid single-digit to low double-digit royalties on net sales of each product commercialized by Novartis. Schrödinger also announced an expanded three-year software agreement that substantially increases Novartis's access to Schrödinger’s computational predictive modeling technology and enterprise informatics platform.

•In November, Nimbus Therapeutics, a company co-founded by Schrödinger, announced updated data from its Phase 1/2 clinical study of NDI-101150 at the Society for Immunotherapy of Cancer Annual Meeting. NDI-101150 is a HPK1 inhibitor in development for the treatment of solid tumors.

•In October, Ajax Therapeutics, a company co-founded by Schrödinger, announced the dosing of the first patient in the Phase 1 study of AJ1-11095, a novel JAK2 inhibitor, in patients with primary myelofibrosis, post-polycythemia vera myelofibrosis or post-essential thrombocytopenia myelofibrosis.

•In August, Lilly completed its acquisition of Morphic, a company co-founded by Schrödinger, at the announced acquisition price of $57 per share, or approximately $3.2 billion. Schrödinger tendered 834,968 shares for an aggregate of $47.6 million in cash. Schrödinger remains entitled to low single-digit royalties on acquired Morphic clinical development programs, including MORF-057.

Proprietary Pipeline
•In October, Schrödinger presented preclinical data on SGR-3515, its Wee1/Myt1 inhibitor, at the EORTC-NCI-AACR Symposium (ENA 2024). The data demonstrated that SGR-3515 had a favorable pharmacological profile and dosing schedule that supports evaluating intermittent dosing in patients.

•In October, Schrödinger presented preclinical data from the company’s discovery-stage PRMT5 program at ENA 2024. The poster reviewed the discovery of a series of highly selective PRMT5-MTA inhibitors, following the use of Schrödinger’s computational platform to identify a novel molecular series with potential for best-in-class pharmacological properties.

•Schrödinger continues to advance SGR-1505, its MALT1 inhibitor, through the Phase 1 dose-escalation study in patients with relapsed/refractory B-cell malignancies. The company expects to report initial clinical data from this study in the first half of 2025.

•SGR-2921, the company’s CDC7 inhibitor, is progressing through a Phase 1 dose-escalation study in patients with relapsed/refractory acute myeloid leukemia or myelodysplastic syndrome. Schrödinger expects to report initial clinical data from this study in the second half of 2025.

•The Phase 1 study of SGR-3515 continues to enroll patients with advanced solid tumors at sites in the U.S. and Canada. Initial clinical data from this study is expected in the second half of 2025.

Platform
•In the third quarter, Schrödinger scientists published five papers highlighting ongoing research to advance the platform, including a method for treating significant conformational changes in free energy simulations of protein-ligand binding, a model of coarse grained simulation of mRNA-loaded lipid nanoparticle self-assembly, and a review of recent developments and unique features in its quantum mechanics software package.

Webcast and Conference Call Information
Schrödinger will host a conference call to discuss its third quarter 2024 financial results and the recently announced Novartis collaboration on Tuesday, November 12, 2024, at 8:00 a.m. ET. The live webcast can be accessed under “News & Events” in the investors section of Schrödinger’s website, https://ir.schrodinger.com/news-and-events/event-calendar. To participate in the live call, please register for the call here. It is recommended that participants register at least 15 minutes in advance of the call. Once registered, participants will receive the dial-in information. The archived webcast will be available on Schrödinger’s website for approximately 90 days following the event.

Non-GAAP Information
Included in this press release is certain financial information that has not been prepared in accordance with generally accepted accounting principles in the United States (GAAP). The company presents non-GAAP net income (loss) and non-GAAP net income (loss) per share, which exclude gains and losses on equity investments, changes in fair value of equity investments, and income tax benefits and expenses. Adjusting net income to exclude the impact of these items results in a financial presentation for the company without the impact of our equity investments and tax benefits and expenses. Management believes non-GAAP net income (loss) and non-GAAP net income (loss) per share are useful measures for investors, taken in conjunction with the company’s GAAP financial statements because they provide greater period-over-period comparability with respect to the company’s operating performance, by excluding non-cash mark-to-market and other valuation adjustments for the company’s equity investments, non-recurring cash distributions from the company’s equity investments and the tax impact of these distributions that are not reflective of the ongoing operating performance of the business. However, the non-GAAP measures should be considered only in addition to, not as a substitute for or as superior to, net income (loss) and net income (loss) per share or other financial measures prepared in accordance with GAAP.

Other companies in Schrödinger’s industry may calculate non-GAAP net income (loss) and non-GAAP net income (loss) per share differently than we do, limiting their usefulness as comparative measures. For a reconciliation of non-GAAP net income (loss) and non-GAAP net income (loss) per share to GAAP net income (loss) and GAAP net income (loss) per share, respectively, please refer to the tables at the end of this press release.

About Schrödinger
Schrödinger is transforming molecular discovery with its computational platform, which enables the discovery of novel, highly optimized molecules for drug development and materials design. Schrödinger’s software platform is built on more than 30 years of R&D investment and is licensed by biotechnology, pharmaceutical and industrial companies, and academic institutions around the world. Schrödinger also leverages the platform to advance a portfolio of collaborative and proprietary programs and is advancing three clinical-stage oncology programs. Founded in 1990, Schrödinger has approximately 900 employees operating from 15 locations globally. To learn more, visit www.schrodinger.com, follow us on LinkedIn and Instagram, or visit our blog, Extrapolations.com.

Cautionary Note Regarding Forward-Looking Statements
This press release contains forward-looking statements within the meaning of The Private Securities Litigation Reform Act of 1995 including, but not limited to those statements regarding Schrödinger’s expectations about the speed and capacity of its computational platform, its financial outlook for the fiscal year ending December 31, 2024, its plans to continue to invest in research and its strategic plans to accelerate the growth of its software licensing business and advance its collaborative and proprietary drug discovery programs, the long-term potential of its business, its ability to improve and advance the science underlying its platform, the initiation, timing, progress, and results of its proprietary drug discovery programs and product candidates and the drug discovery programs and product candidates of its collaborators, the clinical potential and favorable properties of its MALT1, CDC7, and Wee1/Myt1 inhibitors, including SGR-1505, SGR-2921, and SGR-3515, the clinical potential and favorable properties of its collaborators’ product candidates, the potential of its collaboration with Novartis to develop new therapies, its ability to realize potential milestones, royalties or other payments under the collaboration, including the risk that the company may not realize the expected benefits of the collaboration as well as expectations related to the use of its cash, cash equivalents and marketable securities. Statements including words such as “aim,” “anticipate,” “believe,” “contemplate,” “continue,” “could,” “estimate,” “expect,” “goal,” “intend,” “may,” “might,” “plan,” “potential,” “predict,” “project,” “should,” “target,” “will,” “would” and statements in the future tense are forward-looking statements. These forward-looking statements reflect Schrödinger’s current views about its plans, intentions, expectations, strategies and prospects, which are based on the information currently available to the company and on assumptions the company has made. Actual results may differ materially from those described in these forward-looking statements and are subject to a variety of assumptions, uncertainties, risks and important factors that are beyond Schrödinger’s control, including the demand for its software platform, its ability to further develop its computational platform, its reliance upon third-party providers of cloud-based infrastructure to host its software solutions, its reliance on Novartis to perform its obligations to develop and commercialize any development candidates discovered under the collaboration, its reliance upon other third-party drug discovery collaborators, the uncertainties inherent in drug development and commercialization, such as the conduct of research activities and the timing of and its ability to initiate and complete preclinical studies and clinical trials, whether results from preclinical studies will be predictive of the results of later preclinical studies and clinical trials, uncertainties associated with the regulatory review of IND submissions, clinical trials and applications for marketing approvals, the ability to retain and hire key personnel and other risks detailed under the caption “Risk Factors” and elsewhere in the company’s Securities and Exchange Commission filings and reports, including its Quarterly Report on Form 10-Q for the quarter ended September 30, 2024, filed with the Securities and Exchange Commission on November 12, 2024, as well as future filings and reports by the company. Any forward-looking statements contained in this press release speak only as of the date hereof. Except as required by law, Schrödinger undertakes no duty or obligation to update any forward-looking statements contained in this press release as a result of new information, future events, changes in expectations or otherwise.

Contacts:
Matthew Luchini (Investors)
Schrödinger, Inc.
matthew.luchini@schrodinger.com
917-719-0636

Allie Nicodemo (Media)
Schrödinger, Inc.
allie.nicodemo@schrodinger.com
480-251-3144

Condensed Consolidated Statements of Operations (Unaudited)
(in thousands, except for share and per share amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2024	2023	2024	2023
Revenues:
Software products and services	$31,884	$28,904	$100,703	$90,469
Drug discovery	3,406	13,665	18,519	52,071
Total revenues	35,290	42,569	119,222	142,540
Cost of revenues:
Software products and services	8,479	7,034	23,622	20,844
Drug discovery	9,083	11,896	27,647	38,554
Total cost of revenues	17,562	18,930	51,269	59,398
Gross profit	17,728	23,639	67,953	83,142
Operating expenses:
Research and development	50,977	46,833	152,423	130,279
Sales and marketing	10,349	9,109	30,213	27,276
General and administrative	24,824	23,890	73,901	73,414
Total operating expenses	86,150	79,832	256,537	230,969
Loss from operations	(68,422)	(56,193)	(188,584)	(147,827)
Other income (expense)
Gain on equity investments	—	—	—	147,322
Change in fair value	25,459	(14,522)	27,763	61,869
Other income	4,737	5,804	14,363	13,067
Total other income (expense)	30,196	(8,718)	42,126	222,258
(Loss) income before income taxes	(38,226)	(64,911)	(146,458)	74,431
Income tax (benefit) expense	(90)	(2,887)	449	3,041
Net (loss) income	$(38,136)	$(62,024)	$(146,907)	$71,390
Net (loss) income per share of common and limited common stockholders, basic:	$(0.52)	$(0.86)	$(2.02)	$1.00
Weighted average shares used to compute net (loss) income per share of common and limited common stockholders, basic:	72,813,006	71,924,451	72,606,033	71,679,765
Net (loss) income per share of common and limited common stockholders, diluted:	$(0.52)	$(0.86)	$(2.02)	$0.95
Weighted average shares used to compute net (loss) income per share of common and limited common stockholders, diluted:	72,813,006	71,924,451	72,606,033	74,966,791

Condensed Consolidated Balance Sheets (Unaudited)
(in thousands, except for share and per share amounts)

Assets	September 30, 2024	December 31, 2023
Current assets:
Cash and cash equivalents	$160,416	$155,315
Restricted cash	9,760	5,751
Marketable securities	228,263	307,688
Accounts receivable, net of allowance for doubtful accounts of $250 and $220	13,281	65,992
Unbilled and other receivables, net for allowance for unbilled receivables of $130 and $100	31,542	23,124
Prepaid expenses	13,136	9,926
Total current assets	456,398	567,796
Property and equipment, net	24,922	23,325
Equity investments	65,216	83,251
Goodwill	4,791	4,791
Right of use assets - operating leases	112,816	117,778
Other assets	5,153	6,014
Total assets	$669,296	$802,955
Liabilities and Stockholders' Equity:
Current liabilities:
Accounts payable	11,210	$16,815
Accrued payroll, taxes, and benefits	33,611	31,763
Deferred revenue	41,773	56,231
Lease liabilities - operating leases	16,887	16,868
Other accrued liabilities	7,636	11,996
Total current liabilities	111,117	133,673
Deferred revenue, long-term	5,200	9,043
Lease liabilities - operating leases, long-term	103,257	111,014
Other liabilities, long-term	297	667
Total liabilities	219,871	254,397
Stockholders' equity:
Preferred stock, $0.01 par value. Authorized 10,000,000 shares; zero shares issued and outstanding at September 30, 2024 and December 31, 2023, respectively	—	—
Common stock, $0.01 par value. Authorized 500,000,000 shares; 63,681,858 and 62,977,316 shares issued and outstanding at September 30, 2024 and December 31, 2023 , respectively	637	630
Limited common stock, $0.01 par value. Authorized 100,000,000 shares; 9,164,193 shares issued and outstanding at September 30, 2024 and December 31, 2023, respectively	92	92
Additional paid-in capital	933,424	885,973
Accumulated deficit	(485,325)	(338,418)
Accumulated other comprehensive income	597	281
Total stockholders' equity	449,425	548,558
Total liabilities and stockholders' equity	$669,296	$802,955

Condensed Consolidated Statements of Cash Flows (Unaudited)
(in thousands)

	Nine Months Ended September 30,
	2024	2023
Cash flows from operating activities:
Net (loss) income	$(146,907)	$71,390
Adjustments to reconcile net (loss) income to net cash used in operating activities:
Gain on equity investments	—	(147,322)
Fair value adjustments	(27,763)	(61,869)
Depreciation and amortization	4,395	4,198
Stock-based compensation	37,424	35,307
Noncash investment accretion	(6,260)	(4,962)
Loss on disposal of property and equipment	8	140
Decrease (increase) in assets:
Accounts receivable, net	52,711	36,069
Unbilled and other receivables	(8,418)	884
Reduction in the carrying amount of right of use assets - operating leases	7,914	5,722
Prepaid expenses and other assets	(5,314)	(13,048)
(Decrease) increase in liabilities:
Accounts payable	(5,442)	742
Income taxes payable	—	729
Accrued payroll, taxes, and benefits	1,848	626
Deferred revenue	(18,301)	(28,114)
Lease liabilities - operating leases	(7,738)	(2,577)
Other accrued liabilities	(4,412)	2,607
Net cash used in operating activities	(126,255)	(99,478)
Cash flows from investing activities:
Purchases of property and equipment	(6,438)	(10,924)
Purchases of equity investments	(3,000)	(4,125)
Distribution from equity investment	—	147,136
Proceeds from disposition and sale of equity investments	48,798	—
Purchases of marketable securities	(187,466)	(224,513)
Proceeds from maturity of marketable securities	273,467	345,074
Net cash provided by investing activities	125,361	252,648
Cash flows from financing activities:
Issuances of common stock upon stock option exercises	1,356	7,099
Principal payments on finance leases	(43)	(5)
Payment of offering costs	—	(373)
Issuance of common stock upon ATM offering, net	8,691	—
Net cash provided by financing activities	10,004	6,721
Net increase in cash and cash equivalents and restricted cash	9,110	159,891
Cash and cash equivalents and restricted cash, beginning of period	161,066	95,717
Cash and cash equivalents and restricted cash, end of period	$170,176	$255,608

Supplemental disclosure of cash flow and noncash information
Cash paid for income taxes	$847	$2,194
Supplemental disclosure of non-cash investing and financing activities
Purchases of property and equipment in accounts payable	30	274
Purchases of property and equipment in accrued liabilities	138	685
Acquisition of right of use assets - operating leases, contingency resolution	2,848	514
Acquisition of right of use assets in exchange for lease liabilities - operating leases	—	15,085

Reconciliation of GAAP to Non-GAAP Financial Measures (Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2024	2023	2024	2023
	(in thousands, except per share data)
Net (loss) income (GAAP)	$(38,136)	$(62,024)	$(146,907)	$71,390
Income tax (benefit) expense	(90)	(2,887)	449	3,041
Gain on equity investment	—	—	—	(147,322)
Change in fair value	(25,459)	14,522	(27,763)	(61,869)
Non-GAAP net loss	$(63,685)	$(50,389)	$(174,221)	$(134,760)
Non-GAAP net loss per share of common and limited common stockholders, basic and diluted:	$(0.87)	$(0.70)	$(2.40)	$(1.88)
Weighted average shares used to compute net loss per share of common and limited common stockholders, basic and diluted:	72,813,006	71,924,451	72,606,033	71,679,765